SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MGM MIRAGE

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MGM MIRAGE

3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON

May 11, 2004

To the Stockholders:

      The Annual Meeting of Stockholders of MGM MIRAGE, a Delaware corporation (the “Company”), will be held at New York-New York Hotel and Casino, 3790 Las Vegas Boulevard South, Las Vegas, Nevada, on May 11, 2004, at 10:00 a.m., Pacific Time, for the following purposes:

      1. To elect a Board of Directors;

2.	To consider and act upon the ratification of the selection of independent auditors; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      Stockholders of record at the close of business on March 15, 2004 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

By Order of the Board of Directors,

Chairman of the Board
and Chief Executive Officer

April 19, 2004

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY OR

INDICATE YOUR PREFERENCE USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

MGM MIRAGE

3600 Las Vegas Blvd. South
Las Vegas, Nevada 89109

PROXY STATEMENT
April 19, 2004

General

      The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM MIRAGE in connection with the Annual Meeting of Stockholders of MGM MIRAGE to be held at New York-New York Hotel and Casino, 3790 Las Vegas Boulevard South, Las Vegas, Nevada, on May 11, 2004, at 10:00 a.m., Pacific time, and at any postponements or adjournments thereof. MGM MIRAGE, together with its subsidiaries, is referred to herein as the “Company,” unless the context indicates otherwise.

      Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement was first mailed to stockholders on or about April 19, 2004.

Voting Rights and Outstanding Shares

      Only stockholders of record of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as of March 15, 2004 will be entitled to vote at the meeting. The authorized capital stock of the Company presently consists of 300,000,000 shares of Common Stock. At the close of business on March 15, 2004, 142,991,989 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.

      You may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

      All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2, as described herein. By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the notice of meeting. Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

Quorum and Votes Required

      The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “Exchange”), certain matters submitted to a vote of stockholders are considered by the Exchange to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. For those matters that the Exchange determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

      The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. Each other item to be acted upon at the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the item, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposal, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal. Under Delaware law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote.

How to Revoke or Change Your Vote

      Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy.

Electronic Delivery of Proxy Materials and Annual Report

      The Notice of Annual Meeting and Proxy Statement and the Company’s 2003 Annual Report are available on our website at www.mgmmirage.com. In the future, instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

      Stockholders of Record. If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.melloninvestor.com/ ISD anytime and follow the instructions.

      Beneficial Stockholders. If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

      Each year in connection with the Company’s Annual Meeting of Stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

      Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.melloninvestor.com/ ISD anytime and follow the instructions.

      Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other MGM MIRAGE stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

      Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact Mellon Investor Services directly by telephone at 1-800-356-2017 or by visiting our transfer agent’s website at www.melloninvestor.com/ ISD and following the instructions thereon.

PRINCIPAL STOCKHOLDERS

      Shown below is certain information as of March 15, 2004 with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), of shares of Common Stock by the only persons or entities known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock, by the Named Executives, as defined under “Executive Compensation,” and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

	Amount
	Beneficially		Percent
Name and Address(1)	Owned(2)		of Class

Tracinda Corporation	81,196,432	(3)	56.8%
150 South Rodeo Drive, Suite 250
Beverly Hills, CA 90212
Private Capital Management	11,177,252	(4)	7.8%
8889 Pelican Bay Boulevard
Naples, FL 34108
FMR Corp.	7,532,418	(5)	5.3%
82 Devonshire Street
Boston, MA 02109
J. Terrence Lanni	860,000	(6)	(8)
Robert H. Baldwin	735,000	(6)	(8)
John T. Redmond	334,670	(6)	(8)
James J. Murren	1,000,500	(6)	(8)
Gary N. Jacobs	407,423	(6)	(8)
All directors and executive officers as a group (30 persons)	85,414,968	(7)	58.2%

(1)	Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)	Tracinda Corporation (“Tracinda”), a Nevada corporation, is wholly owned by Kirk Kerkorian.

(4)	Based upon a Schedule 13G, dated February 13, 2004, filed by Private Capital Management, L.P., an investment advisor under the Investment Advisors Act of 1940, which is deemed to be the beneficial owner of 11,177,252 shares of Common Stock as a result of acting as investment advisor to its clients.

(5)	Based upon a Schedule 13G, dated February 16, 2004, filed by FMR Corp. and Fidelity Management and Research Company, a subsidiary of FMR Corp. and an investment advisor under the Investment Advisors Act of 1940, which are deemed to be the beneficial owners of 7,532,418 shares of Common Stock as a result of acting as investment advisor to various investment companies.

(6)	Included in these amounts are 710,000 shares, 660,000 shares, 257,670 shares, 912,500 shares, and 375,000 shares underlying options that are exercisable as of March 15, 2004 or that become exercisable within 60 days thereafter held by Messrs. Lanni, Baldwin, Redmond, Murren, and Jacobs, respectively.

Also included in these amounts are 150,000 shares of restricted stock held by Mr. Lanni, 75,000 shares of restricted stock held by each of Messrs. Baldwin, Redmond and Murren, and 25,000 shares of restricted stock held by Mr. Jacobs, all of which shares of restricted stock are scheduled to vest 50% on June 3, 2005, and 50% on June 3, 2006.

(7)	Also included are 566,260 shares subject to stock options exercisable as of March 15, 2004 or that become exercisable within 60 days thereafter, held by non-employee directors. Additionally included are a total of 218,950 shares underlying options that are exercisable as of March 15, 2004 or that become exercisable within 60 days thereafter held by non-director executive officers. Additionally included are 34,000 shares of restricted stock held by non-director executive officers, all of which shares of restricted stock are scheduled to vest 50% on either June 3, 2005 or October 15, 2005 and 50% on either June 3, 2006 or October 15, 2006, respectively.

(8)	Less than one percent (1%).

As indicated above, Mr. Kerkorian, through his ownership of Tracinda, beneficially owns over 50% of the currently outstanding shares of Common Stock. Tracinda intends to vote its shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Tracinda’s shares represent more than 50% of the shares to be voted at the meeting, Tracinda will be able to elect the entire Board of Directors. Tracinda also intends to vote its shares in favor of the Proposal and Tracinda’s vote will be sufficient to cause adoption of that Proposal.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

Information Concerning the Nominees

      One of the purposes of the meeting is to elect 17 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his or her earlier resignation or removal. Pursuant to the Company’s Bylaws, the Board of Directors may determine the number of directors, not to exceed 20. The Board has fixed the number of directors at 18. As a result of the recent death of one of the Company’s directors, there will be only 17 directors after the annual meeting, assuming the election of the nominees named below at the meeting. The Board of Directors may determine to reduce the number of directors or it may determine to fill the vacancy, each of which actions is permitted in the Company’s Bylaws. If the Board determines to fill the vacancy, it may engage an independent executive search firm to assist in the recruitment of qualified candidates. See “Information Regarding Board and Committees — Corporate Governance — Nomination of Directors.”

      The following table sets forth, for each nominee for director, their names, principal occupations for at least the past five years, beneficial ownership of Company Common Stock and ages as of March 15, 2004 and certain other matters. In the event any of said nominees should be unavailable to serve as Director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

			Shares of
			Common
		First	Stock
		Became	Beneficially
Name (age)	Principal Occupation and Other Directorships	a Director	Owned(1)

James D. Aljian (71)	Executive of Tracinda since October 1987. Director of Chrysler Corporation from February 1996 to November 1998, and Member of Shareholder’s Committee of DaimlerChrysler AG from November 1998 to December 2000. Director of Metro-Goldwyn-Mayer Inc., a California-based motion picture studio in which Tracinda has an approximate 74.1% ownership interest (collectively with its subsidiaries, “MGM Inc.”), since October 1996.	1988	45,675(2)(3)
Robert H. Baldwin (53)	President and Chief Executive Officer of Mirage Resorts, Incorporated (“Mirage Resorts”) since June 2000. Chief Financial Officer and Treasurer of Mirage Resorts on an interim basis from September 1999 to June 2000. President and Chief Executive Officer of Bellagio, LLC or its predecessor since June 1996. President and Chief Executive Officer of The Mirage Casino-Hotel from August 1987 to April 1997.	2000	735,000(2)(3)
Terry N. Christensen (63)	Partner, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, attorneys, Los Angeles, California, since May 1988. Director of GIANT GROUP, LTD., Checkers Drive-In Restaurants, Inc., and Fidelity National Financial, Inc.	1987	29,250(2)(3)
Willie D. Davis (69)	President and a Director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company, for more than the past five years. Director of MGM Inc., Sara Lee Corporation, Johnson Controls, Inc., Alliance Bank, Wisconsin Energy, Dow Chemical Company, Checkers Drive-In Restaurants, Inc., Strong Fund, Bassett Furniture Industries, Incorporated and Manpower, Inc. Mr. Davis served on the Board of Directors of K-Mart Corporation until April 2003.	1989	25,300(2)(3)

			Shares of
			Common
		First	Stock
		Became	Beneficially
Name (age)	Principal Occupation and Other Directorships	a Director	Owned(1)

Alexander M. Haig, Jr. (79)	Chairman of Worldwide Associates, Inc., an international business advisory firm, for more than the past five years. Host of “World Business Review,” a weekly television program. Director of MGM Inc. and DOR BioPharma, Inc. Consultant to the Company since 1990.	1990	25,275(2)(3)(4)
Alexis Herman (56)	United States Secretary of Labor from 1997 to 2001. Prior to that, served for four years as Assistant to the President and Director of the White House Office of Public Liaison. Presently, Chair and Chief Executive Officer of New Ventures, Inc. and Director of Cummins Inc., the Presidential Life Insurance Corporation, Entergy Corp. and several non-profit organizations. In addition, chairs advisory boards for the Coca-Cola Company and Toyota.	2002	3,400(2)(3)
Roland Hernandez (46)	Owner and manager of media holdings in Texas. Chairman of the Board and Chief Executive Officer of Telemundo Group, Inc. from August 1998 to December 2000, and President and Chief Executive Officer of Telemundo Group, Inc. from March 1995 to July 1998. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. Director and member of the Audit Committee of the Ryland Group. Director and member of the Audit Committee of Vail Resorts, Inc., and Director of Inter-Con Security Systems, Inc.	2002	4,750(2)(3)
Gary N. Jacobs (58)	Executive Vice President and General Counsel of the Company since June 2000 and Secretary of the Company since January 2002. Prior to June 2000, partner, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. Mr. Jacobs is of counsel to that firm and is a Director and Secretary of The InterGroup Corporation.	2000	407,423(2)(3)

			Shares of
			Common
		First	Stock
		Became	Beneficially
Name (age)	Principal Occupation and Other Directorships	a Director	Owned(1)

Kirk Kerkorian (86)	Chief Executive Officer, President and sole director and stockholder of Tracinda. Director of MGM Inc. since October 1996.	1987	81,196,432(4)
J. Terrence Lanni (61)	Chairman of the Company since July 1995. Chairman of the Executive Committee since June 1995. Chief Executive Officer of the Company from June 1995 to December 1999, and since March 2001. President of the Company from June 1995 to July 1995. President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995, and a director from January 1982 to February 1995. Director of KB Home since August 2003 and the Jim Pattison Group since February 2003.	1995	860,000(2)(3)
George J. Mason (73)	Senior Managing Director of Bear, Stearns & Co. Inc., Los Angeles, California, an investment banking and brokerage firm, and has been employed by that firm since 1973. Mr. Mason was also a Director of Mirage Resorts from 1973 to May 2000.	2000	28,875(2)(3)(4)
James J. Murren (42)	President and Chief Financial Officer since December 1999, and Treasurer since November 2001. Executive Vice President and Chief Financial Officer of the Company from January 1998 to December 1999. Prior thereto, Managing Director and Co-Director of research for Deutsche Morgan Grenfell (“DMG”), having served DMG in various other capacities since 1984.	1998	1,000,500(2)(3)
Ronald M. Popeil (68)	Chief Executive Officer of Ronco Inventions, LLC, the principal business of which is inventing and marketing consumer products. Mr. Popeil was also a Director of Mirage Resorts from 1979 to May 2000.	2000	23,875(2)(3)

			Shares of
			Common
		First	Stock
		Became	Beneficially
Name (age)	Principal Occupation and Other Directorships	a Director	Owned(1)

John T. Redmond (45)	President and Chief Executive Officer of MGM Grand Resorts, LLC (“MGM Grand Resorts”) since March 2001. Co-Chief Executive Officer of the Company from December 1999 to March 2001. President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999. Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Director of MGM Grand Detroit, LLC since July 1997, Vice-Chairman from April 1998 to February 2000, and Chairman since February 2000. Prior to 1996, Senior Vice President and Chief Financial Officer of Caesars Palace and Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.	1999	334,670(2)(3)
Daniel M. Wade (51)	Vice Chairman of the Company since March 2001. Co-Chief Executive Officer of the Company from December 1999 to March 2001. Chief Operating Officer of the Company from April 1999 to December 1999, and Executive Vice President of the Company from October 1998 to April 1999. Prior thereto, President and Chief Operating Officer of MGM Grand Hotel, Inc., having served in various other senior capacities with MGM Grand Hotel, Inc. since January 1990.	1999	6,350(2)(3)

			Shares of
			Common
		First	Stock
		Became	Beneficially
Name (age)	Principal Occupation and Other Directorships	a Director	Owned(1)

Melvin B. Wolzinger (83)	Formerly, a general partner in W. W. Investment Co., a real estate holding company in Las Vegas, Nevada, from 1980 through 1998. A principal owner of various privately-held restaurants and casino gaming establishments in Las Vegas since 1991. Mr. Wolzinger was also a Director of Mirage Resorts from 1973 to May 2000. Director of Colonial Bank, and Director of several non-profit organizations.	2000	19,525(2)(3)
Alex Yemenidjian (48)	Chairman of the Board and Chief Executive Officer of MGM Inc. since April 1999 and a Director of MGM Inc. since November 1997. President of the Company from July 1995 to December 1999. Chief Operating Officer of the Company from June 1995 to April 1999. Executive Vice President of the Company from June 1992 to July 1995, and Chief Financial Officer of the Company from May 1994 to January 1998. President and Chief Operating Officer of the Company from March 1990 to January 1991. Executive of Tracinda from January 1990 to January 1997, and from February 1999 to April 1999.	1989	415,335(2)(3)

(1)	Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2)	The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(3)	Included in these amounts are (a) shares underlying options that are exercisable as of March 15, 2004 or become exercisable within 60 days thereafter, and (b) shares of restricted stock scheduled to vest 50% on June 3, 2005, and 50% on June 3, 2006 held as follows:

	Shares
	Underlying	Shares of
Name	Options	Restricted Stock

Mr. Aljian	24,875	—
Mr. Baldwin	660,000	75,000
Mr. Christensen	25,250	—
Mr. Davis	24,300	—
Mr. Haig	24,875	—
Ms. Herman	2,500	—
Mr. Hernandez	3,750	—
Mr. Jacobs	375,000	25,000
Mr. Lanni	710,000	150,000
Mr. Mason	13,875	—
Mr. Murren	912,500	75,000
Mr. Popeil	13,875	—
Mr. Redmond	257,670	75,000
Mr. Wade	3,750	—
Mr. Wolzinger	13,875	—
Mr. Yemenidjian	415,335	—

(4)	Shares are owned by Tracinda, which is wholly-owned by Mr. Kerkorian. As of March 15, 2004, Tracinda owned 56.8% of the outstanding Common Stock (see “Principal Stockholders”).

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership of the Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2003 were filed on a timely basis.

INFORMATION REGARDING BOARD AND COMMITTEES

      Board and Committee Meetings. The Board of Directors held four meetings during 2003. The work of the Company’s directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. During 2003, all directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served (held during the period for which they served). The Board of Directors does not have a standing nominating committee. See “Corporate Governance — New Your Stock Exchange Listing Standards.” The candidates for election at this annual meeting were nominated by the Board of Directors. Directors are expected to attend each Annual Meeting of Stockholders. Of the 18 members of the Board of Directors in May 2003, all attended last year’s Annual Meeting.

      Executive Committee. During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law or by the Company’s bylaws to the full Board of Directors) in the management and direction of the Company’s business and conduct of the Company’s affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are J. Terrence Lanni (Chair), James D. Aljian, Robert H. Baldwin, Terry N. Christensen, Gary N. Jacobs, Kirk Kerkorian, George Mason, James J. Murren, John T. Redmond, Melvin B. Wolzinger and Alex Yemenidjian. The Executive Committee held fifteen meetings during 2003.

      Audit Committee. The functions of the Audit Committee are to review and approve the selection and retention of an accounting firm to conduct an annual audit of the Company’s consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company, each of whom have been determined by the Board of Directors to be “independent” within the meaning of the listing standards of the Exchange and free from any relationship which would interfere with the exercise of independent judgment as a committee member. The current members of the Audit Committee are Roland Hernandez (Chair), Willie D. Davis and Alexis Herman. The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Hernandez qualifies as an “audit committee financial expert,” as defined in the Exchange’s listing standards and the Commission’s regulations. In addition, the Board of Directors has determined that the service of Mr. Hernandez on other audit committees, as described earlier in the description of his principal occupation and other directorships under “Election of Directors,” would not impair his ability to effectively serve on the Company’s Audit Committee. The Audit Committee held five meetings during 2003.

      Compensation and Stock Option Committee. The primary function of the Compensation and Stock Option Committee (the “Compensation Committee”) is to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance and (3) is administered in a fair and equitable fashion in the stockholders’ interests. The Compensation Committee recommends executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and bonuses to be granted pursuant to the Company’s Annual Performance-Based Incentive Plan and administers and approves granting of Company stock options and other equity-based forms of compensation, including awards of restricted stock. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, stock options, and other forms of compensation. The Compensation Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a Compensation Committee member. The current members of the Compensation Committee are James D. Aljian (Chair), Ronald M. Popeil and Melvin B. Wolzinger. The Compensation Committee held thirteen meetings during 2003 and acted by written consent one time.

      The Diversity Committee. The functions of the Diversity Committee include developing, implementing and monitoring the Company’s diversity initiatives. The current members of the Diversity Committee are Alexis Herman (Chair), Melvin B. Wolzinger, Willie D. Davis, Roland Hernandez, and Daniel M. Wade. The Diversity Committee held four meetings during fiscal year 2003.

      Compensation Committee Interlocks and Insider Participation. Mr. Aljian is an executive of Tracinda and director of MGM Inc.

      Director Compensation. Directors who are compensated as full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. During 2003, each director who is not a full-time employee of the Company or its subsidiaries was paid $38,000 per annum, plus $1,500 for each Board meeting attended ($750 if such Board meeting was attended telephonically) plus, in the case of members of the Executive Committee, $1,000 per meeting for each Executive Committee meeting attended ($500 if such meeting of the Executive Committee was attended telephonically). The Chair of the Audit Committee received a fee of $2,500 per meeting attended ($1,250 if such meeting of the Audit Committee was attended telephonically), and each other member of the Audit Committee received $1,500 for each meeting attended ($750 if such meeting of the Audit Committee was attended telephonically). The Chair of the Compensation Committee received $1,000 per quarter, and each other member of the Compensation Committee received $750 per quarter. The Chair of the Diversity Committee received a fee of $2,500 per meeting attended ($1,250 if such meeting of the Diversity Committee was attended telephonically), and the other members of the Diversity Committee received a fee of $1,500 per meeting attended ($750 if such meeting of the Diversity Committee was attended telephonically). Directors are also reimbursed expenses for attendance at Board and Committee meetings.

      In November 2002, the Board of Directors of the Company adopted a policy on benefits available to directors. The policy provides for a limited number of complimentary event tickets at the Company’s resorts for the personal use of directors and their spouses or significant others, as well as complimentary rooms, food and beverages for directors and their spouses or significant others when staying at a Company resort on Company business. The policy further provides for a limited number of discounted rooms for directors staying at a Company resort on non-Company business and for friends and family of directors.

      The Company maintains a stock option grant program pursuant to the Nonqualified Stock Option Plan, which received Compensation Committee approval and subsequent stockholder approval, whereby members of the Company’s Board of Directors who are not full-time employees of the Company (other than Mr. Kerkorian, who waived his right to receive stock options from the Company for service on the Company’s Board of Directors), receive an initial grant of 10,000 stock options, and subsequent annual grants of 5,000 stock options during their respective terms as directors.

Corporate Governance

      New York Stock Exchange Listing Standards. The final corporate governance rules of the Exchange were adopted in 2003. Certain provisions of the new rules are not applicable to “controlled companies,” defined by such rules to be companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Mr. Kerkorian and Tracinda of in excess of 50 percent of the voting power of the Common Stock and the ability to elect the entire Board of Directors. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in the new rules — specifically, the requirements that listed companies have (i) a majority of independent directors and (ii) a nominating/governance committee composed entirely of independent directors. Notwithstanding the foregoing, the Company’s Board of Directors is currently comprised of a majority of independent directors under the standards set forth in the final corporate governance rules of the Exchange.

      Code of Conduct. The Board of Directors has adopted a Code of Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of the Company’s directors and officers and certain of its employees, including the chief executive officer and the chief financial officer (who is also the principal accounting officer). In addition, the Code of Conduct applies to all personnel of the Company and its operating subsidiaries at the Vice President or more senior level, and to all accounting and finance personnel, and those personnel serving in such other categories as the Company designates from time to time. Currently, employees of the Company and its operating subsidiaries in each of the following departments or job functions are also subject to the Code of Conduct: (i) surveillance; (ii) security; (iii) purchasing; (iv) internal audit; (v) marketing and (vi) information systems. For all other personnel that are not expressly subject to the Code of Conduct, the Company has comparable policies and procedures set forth in the employee handbooks of the Company’s operating subsidiaries. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Conduct is posted on the Company’s website at www.mgmmirage.com and is provided to all new directors, new officers and certain new employees and distributed annually to all directors, officers and certain employees of the Company, each of whom is required to acknowledge in writing his or her receipt and understanding thereof and agreement to adhere to the principles contained therein.

      Nomination of Directors. The Board of Directors does not have a standing nominating committee, such function being performed by the Board as a whole. In determining the criteria for membership, the Board considers the appropriate skills and personal characteristics required in light of the then-current makeup of the

Board and in the context of the perceived needs of the Company at the time, including the following experience and personal attributes: financial acumen; general business experience; industry knowledge; diversity; special business experience and expertise; leadership abilities; high ethical standards; independence; interpersonal skills; and overall effectiveness. The Board of Directors may receive recommendations for Board candidates from various sources, including the Company’s directors, management and stockholders. In addition, the Board may engage an independent executive search firm to assist in identifying qualified candidates.

      The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from public stockholders should be in writing and addressed to: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Such communication must be received in a timely manner and also include the recommending stockholder’s name address and the number of shares of the Common Stock, and the length of time, beneficially held. See “Notice Concerning Stockholder Proposals and Nominations.”

      Presiding Director. In accordance with the applicable rules of the Exchange, the Board of Directors intends to schedule regular executive sessions of the non-management directors in which directors have an opportunity to meet outside the presence of management. Such sessions will be chaired by the Presiding Director, who will be elected by, and serve at the pleasure of, the Board of Directors. The Presiding Director will be selected by a majority of the non-management directors and will be responsible for convening such sessions and setting the agenda.

      Stockholder Communications with the Board. The Board of Directors has established a process for stockholders to communicate with members of the Board, including the non-management directors and the Presiding Director. All such communications shall be in writing and shall be addressed to the Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board a summary of all such correspondence and copies of all communications that he determines requires their attention. Matters relevant to other departments of the Company are directed to such departments with appropriate follow-up to ensure that inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chairman of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board of Directors or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

      Corporate Governance Guidelines. We are in the process of finalizing corporate governance guidelines for the Company (“Guidelines”) setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board of Directors, including, but not limited to such matters as (i) composition, (ii) membership criteria, (iii) orientation and continuing education, (iv) committees, (v) compensation, (vi) meeting procedures, (vii) annual evaluation, (viii) management succession planning and (ix) communications with the Board. The Board of Directors will adopt the Guidelines on May 11, 2004 and will post the Guidelines on the Company’s website at www.mgmmirage.com.

      The Company believes that the Guidelines will be in compliance with the new listing standards adopted in 2003 by the Exchange. Upon adoption by the Board, the Guidelines will be posted and maintained on the Company’s website at www.mgmmirage.com, and a copy will be made available to any stockholder who requests it from the Company’s Secretary.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table summarizes the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2003, 2002 and 2001, of the following: (i) the Chief Executive Officer of the Company; and (ii) the other four most highly compensated executive officers of the Company at December 31, 2003 (collectively, the “Named Executives”).

Summary Compensation Table

					Long-Term Compensation
					Awards

		Annual Compensation			Restricted	Shares
Name and				Other	Stock	Underlying		All Other
Principal Position	Year	Salary	Bonus	Annual	Awards	Options		Compensation

		(A)	(B)	(C)	(D)	(E)		(F)
J. Terrence Lanni	2003	$2,000,000	$1,989,345	$97,645	$—	700,000		$812,350
Chairman and Chief	2002	1,557,692	2,500,000	181,972	5,284,500	270,000	(G)	721,345
Executive Officer	2001	969,230	1,350,578	202,583	—	—		416,773
Robert H. Baldwin	2003	$1,500,000	$1,490,345	$—	$—	600,000		$500,081
President and Chief	2002	1,278,846	2,000,000	—	2,642,250	720,000	(G)	449,711
Executive Officer —	2001	988,462	1,159,693	—	—	—		327,976
Mirage Resorts, Incorporated
John T. Redmond	2003	$1,300,000	$1,290,745	$813	$—	500,000		$300,123
President and Chief	2002	1,078,846	1,600,000	—	2,642,250	—		298,224
Executive Officer —	2001	775,384	918,531	—	—	—		192,218
MGM Grand Resorts, LLC
James J. Murren	2003	$1,200,000	$1,190,946	$—	$—	500,000		$259,160
President, Chief	2002	1,023,077	1,400,000	—	2,642,250	—		256,809
Financial Officer and	2001	775,384	1,000,000	—	—	—		169,450
Treasurer
Gary N. Jacobs	2003	$700,000	$691,946	$2,911	$—	300,000		$243,094
Executive Vice	2002	632,500	825,000	—	880,750	—		245,634
President, General	2001	484,614	500,000	—	—	—		162,406
Counsel and Secretary

(A)	On June 2, 2002, the Company entered into new Employment Agreements with the Named Executive Officers, which new employment agreements extended the term of the employment contracts of each of the Named Executives from May 2004 to July 2006 and increased their minimum annual base salaries as follows: Mr. Lanni, from $1,000,000 to $2,000,000; Mr. Baldwin, from $1,000,000 to $1,500,000; Mr. Redmond from $800,000 to $1,300,000; Mr. Murren, from $800,000 to $1,200,000; and Mr. Jacobs, from $550,000 to $700,000.

(B)	In 2004, the Named Executives received bonuses for the 2003 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni — $1,989,345; Mr. Baldwin — $1,490,345; Mr. Redmond — $1,290,745; Mr. Murren — $1,190,946; and Mr. Jacobs — $691,946. In February 2003, the Named Executives received bonuses for the 2002 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni — $2,500,000, Mr. Baldwin — $2,000,000, Mr. Redmond — $1,600,000; Mr. Murren — $1,400,000 and Mr. Jacobs — $825,000. In February 2002, the Named Executives received bonuses for the 2001 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni — $1,350,578, Mr. Baldwin — $1,159,693, Mr. Redmond — $918,531; Mr. Murren — $1,000,000 and Mr. Jacobs — $500,000.

(C)	Amount includes allocations to the Named Executives for use of the Company’s aircraft, and in the case of Mr. Lanni a hotel suite for personal use, and related taxes associated therewith.

(D)	The values reflected in the table are determined by multiplying the number of shares of restricted stock awarded by the closing market price of the Common Stock on the date of grant (June 3, 2002). At the close of business on December 31, 2003, the Named Executive Officers held shares of non-vested restricted stock valued (based upon the closing market price of the Common Stock, on December 31, 2003, of $37.61) as follows: Mr. Lanni: 150,000 shares valued at $5,641,500; Messrs. Baldwin, Redmond and Murren: 75,000 shares valued at $2,820,750; and Mr. Jacobs: 25,000 shares valued at $940,250. Dividends, if any, are paid on the restricted shares at the same rate as paid to holders of the Company’s Common Stock. No dividends were paid in 2003. The restricted stock awards are scheduled to vest 50% on June 3, 2005, and 50% on June 3, 2006.

(E)	During the years indicated, the only long-term compensation was pursuant to the Company Nonqualified Stock Option Plan. No grants have been made under the Company’s Incentive Stock Option Plan.

(F)	The amounts in this column represent the Company match under its 401(k) plan, the Company match under its Deferred Compensation Plan (the “DCP”), the Company contribution under its Supplemental Executive Retirement Plan (the “SERP”), group life insurance premiums paid for the benefit of the Named Executives, reimbursement of medical expenses and associated taxes, and premiums for long term disability insurance for the benefit of the Named Executives as reflected in the following table:

All Other Compensation 2003

				Executive Health
	401(K)	DCP	SERP	And Insurance
Name	Match	Match(1)	Contribution(2)	Benefits	Total

Mr. Lanni	$4,000	$76,000	$716,956	$15,394	$812,350
Mr. Baldwin	4,000	56,000	374,904	65,177	500,081
Mr. Redmond	4,000	48,000	224,235	23,888	300,123
Mr. Murren	4,000	44,000	184,009	27,151	259,160
Mr. Jacobs	4,000	24,000	151,018	64,076	243,094

(1)	The Company implemented the DCP, which is a nonqualified deferred retirement plan effective January 1, 2001 for certain key employees. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period.

(2)	The Company implemented the SERP effective January 1, 2001 for certain key employees. The SERP is a nonqualified plan under which the Company makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

(G)	Pursuant to the Company’s 2001 option exchange program, Messrs. Lanni and Baldwin surrendered options for 300,000 shares and 800,000 shares, respectively, and received grants of replacement options for 270,000 shares and 720,000 shares, respectively; the other Named Executives did not participate in the program.

Option Grants in Last Fiscal Year

      The table below sets forth certain information regarding options granted during 2003 to the Named Executives.

	Individual Grants
					Potential Realizable Value at
		Percentage of			Assumed Annual Rate of Stock
	Number of Securities	Total Options	Exercise		Price Appreciation for
	Underlying Options	Granted to	Price		Option Term(B)
	Granted	Employees in	Per	Expiration
Name	(A)	Fiscal Year	Share	Date	5%	10%

J. Terrence Lanni	700,000	8.1%	$25.48	02/27/13	$11,216,965	$28,425,991
Robert H. Baldwin	600,000	6.9%	$25.48	02/27/13	$9,614,541	$24,365,135
John T. Redmond	500,000	5.8%	$25.48	02/27/13	$8,012,118	$20,304,279
James J. Murren	500,000	5.8%	$25.48	02/27/13	$8,012,118	$20,304,279
Gary N. Jacobs	300,000	3.5%	$25.48	02/27/13	$4,807,271	$12,182,567

(A)	The options have a ten-year term, with 20% of the options becoming exercisable on each of the first through fifth anniversary dates of the grant.

(B)	These amounts represent the stated assumed rates of appreciation only. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

      The following table sets forth option exercises and year-end value tables for the Named Executives.

			Number of Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(A)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

J. Terrence Lanni	350,000	$7,238,251	970,000	700,000	$9,436,160	$8,491,000
Robert H. Baldwin	—	—	540,000	780,000	1,868,400	7,900,800
John T. Redmond	475,000	5,777,148	412,670	740,668	5,668,022	9,147,137
James J. Murren	150,000	3,658,766	912,500	587,500	17,900,375	6,943,375
Gary N. Jacobs	—	—	375,000	425,000	1,611,563	4,176,188

(A)	Based upon the market value of the underlying securities at December 31, 2003 of $37.61, minus the exercise price of “in-the-money” options.

Equity Compensation Plan Information

	Number of		Number of
	securities to be	Weighted-	securities
	issued upon	average exercise	remaining available
	exercise of	price of	for future issuance
	outstanding	outstanding	under equity
	options, warrants	options, warrants	compensation
Plan category	and rights	and rights	plans

Equity compensation plans approved by security holders	20,867,000	$27.37	2,038,000
Equity compensation plans not approved by security holders(a)	—	—	—

(a)	In May 2002, the Board of Directors approved a restricted stock plan, not approved by security holders, under which 903,000 shares were issued and 887,000 remained outstanding at December 31, 2003. In November 2002, the Board of Directors determined that no more restricted stock awards would be granted.

COMPENSATION AND STOCK OPTION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

      The Compensation and Stock Option Committee of the Board of Directors is responsible for establishing, monitoring and implementing the policies governing the compensation of the Company’s executives. During 2003, the Committee was comprised of the three Directors whose names appear at the bottom of this report. These policies may be summarized as follows:

1. The Company’s compensation programs should be effective in attracting, motivating and retaining key executives;

2. There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive’s individual performance; and

3. The Company’s compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company’s stockholders.

      During 2003, the Company’s executives were eligible to be compensated through a combination of salary, performance bonuses and long-term incentive arrangements (where appropriate), and grants of stock options under the Company’s Nonqualified Stock Option Plan and Incentive Stock Option Plan. The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for the salaries of the Company’s executives to be competitive with the salaries paid by companies included in the Dow Jones Entertainment and Leisure-Casinos Industry Group (the “Casinos Group”).

      Performance bonuses, where appropriate, are usually determined after the end of the Company’s fiscal year based on an assessment of the Company’s results and the level of an individual’s particular performance for that year. Long-term incentive arrangements, on a case-by-case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder value. The Company did not enter into any long-term incentive arrangement with any executives in 2003.

      The Company’s Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”) provides for performance-based bonuses for executives who are “covered employees” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation and Stock Option Committee based the performance measure in 2003 on achievement by the Company of pretax income excluding extraordinary items and certain non-extraordinary items, including but not limited to gains or losses from disposal of an operation or sale of assets, certain write-downs or write-offs and material accounting changes. The actual bonus awards, if any, under the Incentive Plan are determined by the Compensation and Stock Option Committee, provided that pursuant to the Incentive Plan, no bonus award with respect to 2003 under the Incentive Plan could exceed the lesser of (a) $2,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the eligible executive’s average annual base salary and (II) in the case of all other participants, 200% of the participant’s average annual base salary. The average annual base salary for any participant is the average of such participant’s annual base salary at (a) the beginning of the performance period (generally the first day of the year) and (b) the date that the Committee establishes the performance goals under the Incentive Plan (generally not later than the 90th day of the year). As approved by the Company’s stockholders on May 13, 2003, commencing with 2004, no individual bonus award under the Incentive Plan may exceed $5,000,000.

      The minimum performance goals set by the Compensation and Stock Option Committee for 2003 were exceeded, and accordingly, the Company’s senior executives qualified for bonuses for 2003 under the Incentive Plan. Based upon the factors and compensation policies discussed above, the Compensation and Stock Option Committee determined, on February 10, 2004, to grant bonuses for 2003 to the Named Executives pursuant to the Incentive Plan as follows: Mr. Lanni, $1,989,345; Mr. Baldwin, $1,490,345; Mr. Redmond, $1,290,745; Mr. Murren, $1,190,946; and Mr. Jacobs, $691,946.

      The Compensation and Stock Option Committee believes that a significant component of the compensation paid to the Company’s executives over the long term should be derived from stock options or other forms of stock compensation. The Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options or other forms of stock compensation to them serves to align their interests with the interests of the stockholders as a whole and encourages them to manage the Company for the long term. The Compensation and Stock Option Committee determines whether to grant stock options or other forms of stock compensation, as well as the amount of the grants, by taking into account, in the following order of importance, the individual’s past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive’s superior or the Board of Directors) and the amount of stock compensation previously granted. In February 2003, the Compensation and Stock Option Committee granted the following stock options to the Named Executives: Mr. Lanni, 700,000 options; Mr. Baldwin, 600,000 options; Mr. Redmond, 500,000 options; Mr. Murren, 500,000 options; and Mr. Jacobs, 300,000 options.

Compensation Awarded to the Chief Executive Officer

      J. Terrence Lanni served as Chairman of the Board and Chief Executive Officer of the Company from July 1995 through December 1999, at which time he resigned as Chief Executive Officer but remained as Chairman of the Board in a non-executive officer capacity. Effective February 2000, Mr. Lanni resumed his full-time executive officer status with the Company, retaining the title of Chairman of the Board. Effective March 2001, Mr. Lanni reassumed the title of Chief Executive Officer of the Company. As a result of its periodic review of compensation paid by companies in the Casinos Group and in order to realize the benefits of continuity and stability from the Company’s successful management team by securing their long-term services, the Compensation and Stock Option Committee approved, effective June 2002, an extension of the term of Mr. Lanni’s employment contract from May 2004 to July 3, 2006 and an increase in his annual base salary from $1,000,000 to $2,000,000.

      As Chief Executive Officer, Mr. Lanni was eligible in 2003 to participate in the same executive compensation plans available to the Company’s other senior executives, including the Incentive Plan, the Stock Option Plans and the Restricted Stock Plan. The performance measure for the Incentive Plan in 2003 was based upon achievement by the Company of pretax income, as described above. The Compensation and Stock Option Committee determined, on February 10, 2004, to grant a bonus of $1,989,345 to Mr. Lanni for 2003 pursuant to the Incentive Plan. In February 2003, the Compensation and Stock Option Committee granted 700,000 options to Mr. Lanni pursuant to the Company’s 1997 Nonqualified Stock Option Plan as an additional incentive to him to remain with the Company and after taking into account, in the following order of importance, Mr. Lanni’s past and prospective value to the Company, Mr. Lanni’s performance (based upon evaluations by the Board of Directors) and the amount of stock compensation previously granted to him.

JAMES D. ALJIAN, Chairman
RONALD M. POPEIL
MELVIN B. WOLZINGER

The foregoing report of the Compensation and Stock Option Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors (the “Audit Committee”) consists of Mr. Hernandez (Chair), Mr. Davis and Ms. Herman. The Board of Directors has determined that Messrs. Hernandez and Davis and Ms. Herman meet the current independence and experience requirements of the Exchange’s listing standards.

      The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors, a copy of which, as amended and restated, is attached hereto as Appendix A. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Amongst its various activities, the Audit Committee reviews:

1. The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2. The independence and performance of the Company’s internal auditors and independent accountants; and

3. The Company’s compliance with legal and regulatory requirements.

      The Audit Committee meets regularly in open sessions with the Company’s management, independent accountants and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent accountants and internal auditors to review the foregoing matters. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants, and periodically reviews their performance and independence from management.

      The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards No. 61 (communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

ROLAND HERNANDEZ, Chairman
WILLIE D. DAVIS
ALEXIS HERMAN

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO AUDITORS

      The following table sets forth fees paid to our auditors in 2002 and 2003 for audit and non-audit services. During fiscal year 2002, the Company dismissed Arthur Andersen LLP as its independent auditors and engaged Deloitte & Touche LLP as its new independent auditors. The Company paid Arthur Andersen LLP for audit services in 2002 and Deloitte & Touche LLP for audit and other services in 2002 and 2003 in the following amounts:

	2003	2002

Audit Fees	$710,000	$630,000	(1)
Audit-Related Fees	238,000	130,000
Tax Fees	369,000	148,000
All other fees	62,000	35,000
Total	$1,379,000	$943,000

(1)	Of this amount, $20,000 was paid to Arthur Andersen LLP.

      The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as statutory audits required by gaming regulators and assistance with SEC filings.

      The category of “Audit-Related Fees” includes employee benefit plan audits, due diligence in connection with acquisitions, internal control reviews and accounting consultation.

      The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.

      The category of “All Other Fees” includes human resources consulting fees.

Pre-Approved Policies and Procedures

      Under our former Audit Committee charter, pre-approval of services provided by the independent auditor was not required, though the Audit Committee had an existing practice of approving the audit and significant non-audit services. Under SEC rules effective May 6, 2003, all services provided by the independent auditor under engagements entered into after May 6, 2003 are subject to approval by the Audit Committee. A majority of the fees disclosed above relate to services for which the engagement was entered into before May 6, 2003. Subsequent to that date, all services provided by the independent auditor have been pre-approved by the Audit Committee Chairman, under the authority delegated by the Audit Committee.

      Our current Audit Committee Charter, attached hereto as Appendix A, contains our policies related to pre-approval of services provided by the independent auditor. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, must pre-approve all services provided by the independent auditor. If the pre-approval authority is delegated to one or more members, such pre-approval must be presented to the Audit Committee at its next scheduled meeting.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones US Total Market Index for the five-year period which commenced December 31, 1998 and ended December 31, 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG MGM MIRAGE, THE DOW JONES US TOTAL MARKET INDEX
AND THE DOW JONES U.S. CASINOS INDEX

(PERFORMANCE GRAPH)

		Dow Jones US Total
	MGM Mirage	Market	Dow Jones US Casinos

12/98	100.00	100.00	100.00
12/99	185.49	122.72	153.94
12/00	208.32	111.35	168.31
12/01	213.36	98.08	185.47
12/02	243.66	76.43	204.11
12/03	277.96	99.92	315.64

*	$100 invested on 12/31/98 in stock or index — including reinvestment of dividends.

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

MGM MIRAGE	100.00	185.49	208.32	213.36	243.66	277.96
DOW JONES US TOTAL MARKET	100.00	122.72	111.35	98.08	76.43	99.92
DOW JONES US CASINOS	100.00	153.94	168.31	185.47	204.11	315.64

CERTAIN TRANSACTIONS

      On June 2, 2002, the Company entered into a new employment agreement with J. Terrence Lanni, Chairman of the Board and Chief Executive Officer of the Company. The new employment agreement extended the term of Mr. Lanni’s prior employment agreement from May 2004 to July 3, 2006 and increased Mr. Lanni’s minimum annual salary from $1,000,000 to $2,000,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Lanni shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Lanni (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination, and all shares of restricted stock shall immediately vest. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Lanni’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Lanni seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), Mr. Lanni’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Lanni terminates without cause upon 30 days notice, then termination will result and Mr. Lanni shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Lanni’s unvested stock options and unvested restricted stock become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Lanni shall be exercisable for the consideration (cash, stock or otherwise) which the holders of the Company’s Common Stock received in such exchange, and the Company shall offer to purchase Mr. Lanni’s restricted stock upon the same terms and conditions as provided to the Company in the tender offer (see “Executive Compensation and Other Information-Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values” and “Compensation and Stock Option Committee Report on Executive Compensation”).

      On June 2, 2002, the Company entered into a new employment agreement with Robert H. Baldwin, President and Chief Executive Officer of Mirage Resorts, the Company’s wholly owned subsidiary. The new employment agreement extended the term of Mr. Baldwin’s prior employment agreement from May 2004 to July 3, 2006 and increased Mr. Baldwin’s minimum annual salary from $1,000,000 to $1,500,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Baldwin shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Baldwin (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination, and all shares of restricted stock shall immediately vest. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Baldwin’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Baldwin seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), Mr. Baldwin’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options held will continue to vest for the remainder of the term of the agreement. If Mr. Baldwin terminates without cause upon 30 days notice, then termination will result and Mr. Baldwin shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Baldwin’s unvested stock options and unvested restricted stock become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Baldwin shall be exercisable for the consideration (cash, stock or otherwise) which the holders of the Company’s Common Stock received in such exchange, and the Company shall offer to purchase Mr. Baldwin’s restricted stock upon the same terms and conditions as provided to the Company in the tender offer (see “Executive Compensation and Other Information-Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values” and “Compensation and Stock Option Committee Report on Executive Compensation”).

      On June 2, 2002, the Company entered into a new employment agreement with John T. Redmond, President and Chief Executive Officer of MGM Grand Resorts, the Company’s wholly owned subsidiary. The new employment agreement extended the term of Mr. Redmond’s prior employment agreement from May

2004 to July 3, 2006 and increased Mr. Redmond’s minimum annual salary from $800,000 to $1,300,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Redmond shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Redmond (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination, and all shares of restricted stock shall immediately vest. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Redmond’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remaining term of the agreement. If Mr. Redmond seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), Mr. Redmond’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Redmond terminates without cause upon 30 days notice, then termination will result and Mr. Redmond shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Redmond’s unvested stock options and unvested restricted stock become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Redmond shall be exercisable for the consideration (cash, stock or otherwise) which the holders of the Company’s Common Stock received in such exchange, and the Company shall offer to purchase Mr. Redmond’s restricted stock upon the same terms and conditions as provided to the Company in the tender offer (see “Executive Compensation and Other Information-Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values” and “Compensation and Stock Option Committee Report on Executive Compensation”).

      On June 2, 2002, the Company entered into a new employment agreement with James J. Murren, President, Chief Financial Officer and Treasurer of the Company. The new employment agreement extended the term of Mr. Murren’s prior employment agreement from May 2004 to July 3, 2006 and increased Mr. Murren’s minimum annual salary from $800,000 to $1,200,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Murren shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Murren (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination, and all shares of restricted stock shall immediately vest. Also, pursuant to the agreement, if the Company terminates the agreement without good cause (as defined), Mr. Murren’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits and all unvested stock options and unvested restricted stock held will continue to vest for the remaining term of the agreement. If Mr. Murren seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), Mr. Murren’s salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Murren terminates without cause upon 30 days notice, then termination will result and Mr. Murren shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If there is a Change in Control of the Company (as defined), all of Mr. Murren’s unvested stock options and unvested restricted stock become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Murren to purchase Common Stock of the Company shall be exercisable for the consideration (cash, stock or otherwise) which the holders of the Company’s Common Stock received in such exchange, and the Company shall offer to purchase Mr. Murren’s restricted stock upon the same terms and conditions as provided to the Company in the tender offer (see “Executive Compensation and Other Information-Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values” and “Compensation and Stock Option Committee Report on Executive Compensation”).

      On June 2, 2002, the Company entered into a new employment agreement with Gary N. Jacobs, Executive Vice President, General Counsel and Secretary of the Company. The new employment agreement extended the term of Mr. Jacobs’ prior employment agreement from May 2004 to July 3, 2006 and increased Mr. Jacobs’ minimum annual salary from $500,000 to $700,000. The Company may terminate the agreement for good cause (as defined). In such event, Mr. Jacobs shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If the agreement is terminated as a result of death or disability, Mr. Jacobs (or his beneficiary) will be entitled to exercise those of his unexercised options as would have been vested as of the first anniversary of the date of termination, and all shares of restricted stock shall immediately vest. Also, pursuant to the agreement, if the Company terminates the agreement for other than good cause (as defined), Mr. Jacobs’ salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Jacobs seeks to terminate the agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), Mr. Jacobs’ salary will continue for the term of the agreement, he will continue to receive certain employee benefits, and all unvested stock options and unvested restricted stock held will continue to vest for the remainder of the term of the agreement. If Mr. Jacobs terminates without cause upon 30 days notice, then termination will result and Mr. Jacobs shall be entitled to exercise those of his stock options granted under the Company’s Nonqualified Stock Option Plan as had been vested but were unexercised as of the date of termination and to retain only those shares of restricted stock granted under the Company’s Restricted Stock Plan as had been vested as of the date of termination. If there is a Change in Control (as defined) of the Company, all of Mr. Jacobs’ unvested stock options and unvested restricted stock become fully vested. If the Change in Control results from an exchange of outstanding Common Stock as a result of which the Common Stock of the Company is no longer publicly held, then the options held by Mr. Jacobs shall be exercisable for the consideration (cash, stock or otherwise) which the holders of the Company’s Common Stock received in such exchange, and the Company shall offer to purchase Mr. Jacobs’ restricted stock upon the same terms and conditions as provided to the Company in the tender offer (see “Executive Compensation and Other Information-Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values” and “Compensation and Stock Option Committee Report on Executive Compensation”).

      Daniel M. Wade, Vice Chairman of the Company, was, until November 2001, a party to an employment agreement with the Company which was scheduled to terminate on May 31, 2004. Under the agreement he received a minimum annual salary of $800,000. Mr. Wade and the Company agreed to terminate the agreement effective October 31, 2001. As a result, the Company paid Mr. Wade $1,815,000 in connection with the termination of his employment contract and agreed to maintain certain employee benefits, including insurance coverage for Mr. Wade, through the first to occur of (a) October 31, 2003, or (b) the date on which Mr. Wade becomes eligible to receive such benefits from a new employer. In addition, he continued to vest in previously granted stock options through December 31, 2002.

      Christensen, Miller, Fink, Jacobs, Glaser, Weil, & Shapiro, LLP, a law firm of which Terry Christensen, a member of the Board of Directors of the Company, is a partner and Gary N. Jacobs, Executive Vice President, General Counsel and Secretary and a Director of the Company, is of counsel (see “Election of Directors”), has performed extensive legal services for the Company. Such services rendered relate to litigation, sales of securities, financing transactions, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements. In 2003, the Company paid legal fees to Christensen, Miller, Fink, Jacobs, Glaser, Weil, & Shapiro, LLP in the amount of $1,501,000. In 2003, Gary N. Jacobs received $235,946 from Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, which payment was primarily related to the buyout of his partnership interest in the law firm. Mr. Jacobs had been a senior partner of the firm, and left that position on becoming employed by the Company. He continues with the law firm in an of counsel capacity. The buyout payment was a fixed contractual obligation of the law firm, and was payable without regard to any legal services rendered to the Company.

      Bear, Stearns & Co. Inc. (“Bear Stearns”), an investment banking and brokerage firm of which George J. Mason, a member of the Board of Directors of the Company, is a Senior Managing Director, serves as a financial advisor to MFS Investment Management (“MFS”), the administrator of certain of the Company’s benefit plans, including the Company’s 401K Plan, the SERP and the DCP. In connection with such services on the Company’s account, Mr. Mason received the sum of $70,000 derived from fees paid by MFS to Bear Stearns.

      During 2003, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received a fee of $50,000.

      James J. Murren, President, Chief Financial Officer and Treasurer and a Director of the Company, was a founder of and currently serves as a Director of the Nevada Cancer Institute, a non-profit organization. Gary N. Jacobs, Executive Vice President, General Counsel and Secretary and a Director of the Company, serves as a Director of the Nevada Cancer Institute, and Mr. Murren’s wife, Heather Hay Murren, serves as a Director and the President of the Nevada Cancer Institute. In 2003, the Company made a contribution of goods and services to the Nevada Cancer Institute in the amount of approximately $189,000, and the Nevada Cancer Institute purchased goods and services from the Company and its subsidiaries in the amount of approximately $224,000.

      In 1997, the Compensation Committee adopted a stock option grant program pursuant to the Nonqualified Stock Option Plan, which was subsequently approved by the stockholders, whereby members of the Company’s Board of Directors who are not full-time employees of the Company would receive an initial grant (adjusted to reflect the effect of the Company’s February 10, 2000 two-for-one stock split) of 10,000 stock options, and subsequent yearly grants of 2,000 stock options during their respective terms as directors. Effective July 1, 2000, the annual grants were increased to 5,000 stock options during their respective terms as directors.

      For the twelve months ended December 31, 2003, the Company and its subsidiaries rented aircraft from Tracinda for various business purposes. The aggregate amount of rental which was paid by the Company to Tracinda in 2003 was approximately $277,000, which management believes to be at rates generally comparable to those offered to third parties.

      Certain affiliates of the Company, including MGM Grand Hotel, LLC, purchase on a wholesale basis from MGM Inc., videocassettes and other merchandise such as baseball caps, clothing, key chains and watches bearing the trademarks and logos of MGM Inc. for resale to consumers in retail shops located within MGM MIRAGE-affiliated hotels. For the year ended December 31, 2003, there were no material purchases of such merchandise by the Company from MGM Inc. Hotel affiliates of MGM MIRAGE occasionally conduct cross-promotional campaigns with MGM, in which MGM MIRAGE’s hotel affiliates and MGM Inc.’s motion picture releases are promoted together; however, management believes that the amounts involved are immaterial. MGM MIRAGE and its hotel affiliates and MGM Inc. have an ongoing relationship whereby the MGM MIRAGE hotel affiliates can utilize key art, still photographs of artwork and one-minute film clips from certain of MGM Inc.’s motion picture releases on an as-needed basis. MGM MIRAGE and its hotel affiliates do not pay any monetary compensation for these licenses.

      For the twelve months ended December 31, 2003, MGM Inc. paid the Company the aggregate amount of approximately $305,000 for hotel services, and Tracinda paid the Company the aggregate amount of approximately $55,000 for hotel services and usage of its aircraft. The rates charged by the Company for hotel services were generally comparable to those offered to third parties, and the rates charged by the Company for usage of its aircraft were mandated by Federal Aviation Administration regulations. In addition, in 2003 Mr. Kirk Kerkorian, the sole stockholder of Tracinda, and Mr. Alex Yemenidjian, the Chief Executive Officer of MGM Inc., paid the Company the aggregate amount of approximately $19,000, and $32,000, respectively for hotel services provided by the Company. In addition, in 2003 Mr. Yemenidjian participated in the Company’s executive health plan which reimburses Mr. Yemenidjian for his medical expenses. Mr. Yemenidjian reimbursed the Company for his participation in such executive health plan according to the Company’s applicable rate structure. In addition, in 2003 the Company paid Mr. Yemenidjian’s secretary the sum of $6,000. Tracinda also leases office space from MGM MIRAGE’s hotel affiliates, and in 2003, Tracinda paid the Company the sum of $5,000 for rent for such office space.

      Pursuant to a License Agreement between predecessors in interest to the Company and MGM Inc. dated February 29, 1980, as amended, the Company has an open-ended exclusive license to use certain trademarks, trade names and logos in and in connection with the Company’s resort hotel and/or gaming and other businesses, excluding the filmed entertainment business. The Company has agreed to pay $1 million per year for that portion of the license that permits the Company to use the letters “MGM” combined with the name “Mirage” and/or “MIRAGE.”

      Pursuant to a Merchandise License Agreement effective as of December 1, 2000 between MGM Inc. and a subsidiary of the Company, the Company has the right to use certain trademarks and logos of MGM Inc. in connection with the retail sale of merchandise at the Company’s properties. The Company is required to pay MGM Inc. royalties based on retail sales of the licensed merchandise. The agreement has a term of five years, subject to the Company’s right to extend the term for one additional five-year period and its option to terminate the agreement at any time upon 60 days’ notice. In 2003, the Company paid no royalties to MGM Inc. pursuant to this Merchandise License Agreement. The amount of royalties that will become payable in 2004 and future years cannot be determined at this time.

SELECTION OF AUDITORS

PROPOSAL NO. 2

      The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent certified public accountants to audit the consolidated financial statements of the Company during the year ended December 31, 2004. It is anticipated the Audit Committee will select the firm of Deloitte & Touche LLP.

      A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

      On May 15, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP (“Andersen”), and subsequently engaged the services of Deloitte & Touche LLP as its new independent auditors. This action followed the entry of an order effective May 15, 2002 by the New Jersey Casino Control Commission prohibiting New Jersey casino licensees, and their holding and intermediate companies, from conducting business directly or indirectly with Andersen. Our Board of Directors and Audit Committee participated in the decision to dismiss Andersen and engage Deloitte & Touche LLP.

      During our two fiscal years ended December 31, 2000 and 2001 and the interim period through May 15, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two fiscal years ended December 31, 200 and 2001 or the interim period through May 15, 2002.

      The reports of Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      In its letter dated May 15, 2002 to the Office of the Chief Accountant of the Securities and Exchange Commission, Andersen stated that it agreed with the statements in the three preceding paragraphs. This letter was filed as Exhibit 16 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 15, 2002.

      During our two fiscal years ended December 31, 2000 and 2001 and the interim period through May 15, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Although Andersen’s audit of our 2001 financial statements resulted in an unqualified opinion, we subsequently requested that Deloitte & Touche LLP re-audit our consolidated balance sheets as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2001 in order to provide investors with additional confidence. Deloitte & Touche LLP completed these audits, and there were no adjustments or restatements to the financial statements referred to above filed as part of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 26, 2002.

The Board of Directors recommends a vote FOR adoption of this proposal.

NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

      Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders, including nominations for directors, must be received by the Company on or before December 20, 2004 and must satisfy the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act in order to be considered by the Board of Directors for inclusion in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting. All such stockholder proposals and nominations should be submitted to the Secretary of the Company as follows: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. With respect to the Annual Meeting of Stockholders for 2005, under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits for that meeting to vote on any matter not specified in the proxy unless the Company is notified about the matter no later than March 5, 2005 and the stockholder satisfies the other requirements of Rule 14a-4(c).

OTHER INFORMATION

      The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

      The Company’s Annual Report to Stockholders for the year ended December 31, 2003 accompanies this Proxy Statement.

By Order of the Board of Directors,

Chairman of the Board
and Chief Executive Officer

APPENDIX A

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
MGM MIRAGE

OVERALL MISSION

      The Audit Committee (the “Committee”) is appointed by the Board of Directors of MGM MIRAGE (the “Company”) to (a) assist the Board of Directors in monitoring (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the outside auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and outside auditors; and (b) prepare the annual report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. In fulfilling its responsibilities, the Committee shall oversee, among other things, the financial reporting process, the system of internal controls, the audit process and the Company’s policies and procedures respecting compliance with governmental laws, rules and regulations and the Company’s Code of Business Conduct and Ethics and Conflict of Interest Policy.

EFFECTIVE DATE

      This Amended and Restated Charter shall become effective upon adoption by the Board of Directors or Executive Committee (unless otherwise noted herein).

COMPOSITION AND ORGANIZATION

      The Audit Committee shall be comprised of at least three (3) directors appointed by the Board of Directors, each to serve until the next succeeding annual organizational meeting of the Board (following the Annual Meeting of Stockholders) or until his or her earlier death, resignation, disqualification or removal. One of its members shall be appointed to serve as chair and shall preside at Committee meetings and make regular reports to the Board of Directors.

MEETINGS OF THE AUDIT COMMITTEE

      The Committee shall meet as frequently as necessary to properly carry out its responsibilities, but not less than once every fiscal quarter. Such meetings, at the Committee’s discretion, may be in person, by telephone or by unanimous written consent. The Committee shall keep written minutes of its meetings, which shall be retained in the minute books of the Company.

QUALIFICATIONS FOR MEMBERSHIP

      Each member of the Audit Committee shall be “financially literate” (or will become so within a reasonable time after his or her appointment to the Audit Committee), and at least one member shall be an Audit Committee Financial Expert (as defined by SEC Rule 10A-3), such designation being based upon having accounting or related financial management expertise, as the Company’s Board interprets such qualification in its business judgment. Upon appointing a director to the Audit Committee, the Board will affirmatively determine whether such director is an Audit Committee Financial Expert based on the Board of Directors’ judgment, and taking into account the relevant professional experience and education of the directors, and any other factors deemed relevant by the Board of Directors. Each member shall be “independent” under the rules of the NYSE and free of any relationship that, in the business judgment of the Board, would interfere with the exercise of independent judgment with respect to the Company and its management. No director shall qualify as “independent” for purposes of serving on the Audit Committee unless the Board of Directors determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

      No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

DUTIES AND RESPONSIBILITIES

      The Audit Committee shall have the following duties and responsibilities and such other responsibilities as the Board of Directors, the SEC or the NYSE shall require from time to time:

A. Financial Reporting

      1. Review with management and the outside auditors the Company’s annual audited financial statements, the Company’s Annual Report on Form 10-K and the Company’s quarterly financial statements, including the related disclosures required by the SEC and by generally accepted accounting principles (“GAAP”). This review shall also include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the disclosures regarding “Critical Accounting Policies.” Review and discuss any major issues concerning, or significant changes in, the accounting policies, principles or practices of the Company.

      2. Require the outside auditors to review the financial information included in the Company’s interim financial statements before the Company files its Quarterly Report on Form 10-Q with the SEC and report the results of such review to the Committee.

      3. Review with management and the outside auditors significant accounting, tax and reporting issues, including recent professional and regulatory pronouncements, to determine their impact, if any, on the Company’s financial statements. Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and review any significant financial risk exposures facing the Company and management’s plans to monitor, control and/or minimize such exposures.

      4. Discuss with management and the outside auditors, as appropriate: (a) analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (b) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

      5. Discuss with management earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

B. Internal Controls

      1. Discuss with the outside auditors the adequacy of the Company’s system of internal controls (including the controls, security and breakdown contingency plans for computerized systems and applications) and whether prior recommendations concerning internal controls made by internal and outside auditors have been implemented by management. Review and consider any disclosures made to the Audit Committee by the Chief Executive Officer and/or the Chief Financial Officer pursuant to Section 302(a)(5) of the Act.

      2. Review the activities, organizational structure, independence and effectiveness of the internal audit function, including the scope of its responsibilities and the adequacy of its staffing and budget. Review the annual internal audit plan, completed audit reports, recommendations and follow-up. Review the significant reports to management prepared by the internal auditors and management’s responses thereto.

      3. Meet at least quarterly with the outside auditors, members of the internal audit department, the chief financial officer and/or any other members of management in separate executive sessions to discuss any matters the Committee or any of the foregoing persons believe should be discussed privately or warrant Committee attention. The Committee may investigate any matters brought to its attention within the scope of its duties and may, in its discretion and without Board approval, retain outside legal counsel or independent financial or other advisors for such purpose.

      4. Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as it may be modified or supplemented, including reports and communications related to any restriction on audit scope or significant issues discussed with the outside auditors’ national office.

C. Audit Process

      1. Retain and terminate the outside auditors. The Committee shall have the sole authority to approve all audit engagement proposals, including the planning, staffing and scope of the audit and fees to be charged as well as non-audit engagements with the outside auditors not otherwise prohibited by Section 201 of the Act or other applicable laws, rules or regulations. The Committee may not delegate this duty to the management, but may obtain the input of management. The Committee, in its discretion, may delegate to one or more of its members the authority to pre-approve non-audit engagements, provided any such pre-approval is presented to the Committee at its next scheduled meeting.

      2. Prior to the audit, meet with the outside auditors to review the scope, planning and staffing of the audit.

      3. Following the completion of the audit, review with the outside auditors (a) any significant changes in the audit plan; (b) any difficulties or significant disagreements with management encountered in the course of the audit, including any restrictions on the scope of activities or access to required information; (c) the nature and extent of any material proposed adjustments that were “passed” (as immaterial or otherwise); (d) the management or internal control letter issued, or proposed to be issued, by the outside auditors to the Company and the Company’s response thereto and (e) any other matters required under generally accepted auditing standards to be communicated to the Audit Committee or the Board of Directors, obtain from the outside auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

      4. Obtain and review, at least annually, a formal written statement from the outside auditors (the “Auditors’ Statement”) describing, to the extent permitted under applicable auditing standards: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and, for the purpose of assessing the outside auditors’ independence, all relationships between the outside auditors and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

      5. Discuss with the outside auditors at least annually their Auditors’ Statement. Engage in an active dialogue with the outside auditors concerning any disclosed relationships or services that may affect the quality of the audit services or the objectivity and independence of the outside auditors. Recommend that the Board of Directors, in response to the Auditors’ Statement, take such steps as it may deem appropriate to oversee the independence of the outside auditors.

      6. Prepare an evaluation of the outside auditor’s qualifications based on a review and evaluation of the Auditor’s Statement.

      7. Review and evaluate the qualifications, performance and independence of the outside auditor, including the lead partner. This review should take into account the opinions of management and the Company’s internal auditors.

      8. Determine whether, in order to assure continuing auditor independence, there should be regular rotation of the lead audit partner, or even of the audit firm itself.

      9. Present conclusions with respect to the outside auditor to the full Board of Directors.

D. Policies and Procedures

      1. Ascertain from management, legal counsel, the outside auditors and/or the senior internal audit executive whether the Company and its controlled affiliates are in compliance with governmental laws, rules and regulations and whether there are any legal or regulatory compliance matters that could have a material impact on the Company’s financial statements.

      2. Review the results of any investigation and follow-up (including any disciplinary action) with respect to fraudulent or illegal acts or accounting irregularities.

      3. Endeavor to maintain effective working relationships with, and provide an open channel of communication to, management, the Board, the internal audit department and the outside auditors.

      4. Establish clear hiring policies for employees or former employees of the outside auditors.

      5. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E. General

      1. Review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval. Direct that a copy of this Charter be included as an appendix to the Company’s proxy statement commencing in 2004 and thereafter at least once every three years.

      2. Prepare the Audit Committee Report required by the SEC to be included in the Company’s annual proxy statement commencing in 2004, disclosing, among other things, whether the Audit Committee (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the outside auditors the matters required by Statement on Auditing Standards No. 61; (iii) has received from, and discussed with, the outside auditors the required written disclosures regarding their independence and (iv) based on such review and discussion, has recommended to the Board that the Company’s audited financial statements be filed with the SEC on Form 10-K. The report shall also disclose whether the Audit Committee has a written charter.

      3. Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Amended and Restated Charter, and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chair of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make such report.

      4. Engage independent counsel and other advisors, to the extent the Committee determines such engagement necessary to carry out its duties.

      5. In its capacity as a committee of the Board of Directors, determine appropriate funding for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

LIMITATION ON DUTIES

      While the Audit Committee has the duties, responsibilities and authority set forth in this Amended and Restated Charter, nothing contained herein shall be deemed to impose on the Committee any duty, in the ordinary course, to plan or conduct audits or to make any determination that the Company’s financial statements are accurate and in accordance with generally accepted accounting principles. Such duties are the responsibility of management.

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	[ ]

1. Election of Directors

FOR all nominees named (except as marked to the contrary)	WITHHOLD AUTHORITY for all nominee(s) named
[ ]	[ ]

Names of Nominees: 01 James D. Aljian, 02 Robert H. Baldwin, 03 Terry N. Christensen, 04 Willie D. Davis, 05 Alexander M. Haig, Jr., 06 Alexis M. Herman, 07 Roland Hernandez, 08 Gary N. Jacobs, 09 Kirk Kerkorian, 10 J. Terrence Lanni, 11 George J. Mason, 12 James J. Murren, 13 Ronald M. Popeil, 14 John T. Redmond, 15 Daniel M. Wade, 16 Melvin B. Wolzinger, 17 Alex Yemenidjian.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the following lines.)

		FOR	AGAINST	ABSTAIN
2.	To consider and act upon the ratification of the selection of independent auditors.	[ ]	[ ]	[ ]

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

I plan to attend meeting	[ ]

Signature	Signature	Date

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/mgg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR

Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

MGM MIRAGE
Proxy for Annual Meeting of Stockholders
May 11, 2004
Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints TERRY CHRISTENSEN, WILLIE D. DAVIS and ALEXANDER M. HAIG, JR., and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM MIRAGE (the “Company”) to be held at New York-New York Hotel and Casino, 3790 Las Vegas Boulevard South, Las Vegas, NV 89109 on May 11, 2004, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.
(Continued and to be SIGNED on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

Admission Ticket

Annual Meeting
of
MGM MIRAGE
May 11, 2004
10:00 a.m. (Pacific Time)
NEW YORK-NEW YORK HOTEL AND CASINO
3790 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NV 89109

This ticket must be presented at the door for entrance to the meeting.

Stockholder Name:

[ ]	WITH SPOUSE/SIGNIFICANT OTHER	[ ]	WITHOUT SPOUSE/SIGNIFICANT OTHER

Stockholder Address:

(Please Print)

Agenda

1: To elect a Board of Directors;

2: To consider and act upon the ratification of the selection of independent auditors;

3: To transact such other business as may properly come before the meeting or any adjournments thereof.